Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR04-109 Vice President and Chief Financial Officer (806) 351-2300, ext. 6000 www.gohastings.com

Hastings Entertainment, Inc. Reports Pre-Tax Income of $0.06 per Diluted Share for 2Q 2004 Compared to $0.02 per Diluted Share 2Q 2003

Pre-Tax Income for Year to Date 2004 of $0.31 Compared to a Pre-Tax Loss of $0.08 per Share for 2003

AMARILLO, Texas, August 23, 2004—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three and six months ended July 31, 2004. Net income for the second quarter of fiscal 2004 was approximately $0.5 million, or $0.04 per diluted share, compared to approximately $0.2 million, or $0.02 per diluted share for the second quarter of fiscal 2003. For the six months, net income was approximately $2.3 million, or $0.19 per diluted share in fiscal 2004 compared to a net loss of approximately $0.9 million, or $0.08 per share for fiscal 2003.

Pre-tax income was approximately $0.7 million and $3.7 million, or $0.06 and $0.31 per diluted share, for the three and six months ended July 31, 2004, respectively. This compares with pre-tax income of approximately $0.2 million and a pre-tax loss of approximately $0.9 million, or $0.02 per diluted share and $0.08 per share, for the three and six months ended July 31, 2003, respectively.

Below is a tabular presentation comparing and reconciling net income (loss) and pre-tax income (loss), and related per diluted share amounts, for the three and six months ended July 31, 2004 and 2003 (dollars in thousands, except per share amounts):

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Pre-tax income (loss)	$707	$188	$3,696	$(880)
Income tax expense	(216)	—	(1,384)	—

Net income (loss)	$491	$188	$2,312	$(880)

Per diluted share amounts:
Pre-tax income (loss)	$0.06	$0.02	$0.31	$(0.08)
Income tax expense	(0.02)	—	(0.12)	—

Net income (loss)	$0.04	$0.02	$0.19	$(0.08)

“We are pleased with our results for what we anticipated to be a challenging second quarter compared to 2003,” said John H. Marmaduke, Chairman and Chief Executive Officer. “Revenues from our Book category were comparing to the fifth book in the Harry Potter series which was released in the second quarter last year and we are also challenged by the current rental video environment.”

Marmaduke continued, “During May of the current quarter, we implemented a new warehouse management system. This new software will increase product picking and shipping efficiencies, reduce dock congestion and provide for faster processing of orders to move product to our stores sooner, resulting in improved inventory in-stock rates and lower distribution costs. During the conversion period, we incurred approximately $0.5 million in incremental distribution costs, primarily labor, which are a component of gross profit. These incremental costs were necessary in order to catch up on store shipments which were delayed during the conversion.”

Financial Results for the Second Quarter of Fiscal Year 2004

Revenues. Total revenues for the second quarter increased $7.0 million, or 6.1%, to $122.4 million compared to $115.4 million for the second quarter of fiscal 2003, resulting principally from an increase of 4.0% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended July 31,
	2004		2003		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$97,396	79.6%	$89,547	77.6%	$7,849	8.8%
Rental revenue	25,016	20.4%	25,850	22.4%	(834)	-3.2%

Total revenues	$122,412	100.0%	$115,397	100.0%	$7,015	6.1%

Comparable-store revenues:
Total	4.0%
Merchandise	6.8%
Rental	-5.5%

The higher merchandise Comps were primarily the result of Comp increases in our video for sale, video game and music categories. Below is a summary of the Comp results for those categories:

	Three Months Ended July 31,
	2004	2003
Video for sale	26.2%	14.1%
Video games	9.4%	65.1%
Music	4.8%	-14.3%

Book Comps decreased 1.2% during the current quarter primarily due to last year’s release of the fifth Harry Potter book, while rental video comps decreased 5.5% from the same period last year reflecting general rental weakness industry-wide.

Gross Profit. For the second quarter, total gross profit dollars increased approximately $3.2 million, or 8.1%, to $43.7 million from $40.5 million for the same period last year, primarily as a result of higher revenues and increases in merchandise margin rates. As a percentage of total revenues, gross profit increased to 35.7% for the quarter compared to 35.1% for the same quarter in the prior year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $2.6 million to $42.4 million for the current quarter compared to $39.8 million for the same quarter in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A increased slightly to 34.7% for the current quarter compared to 34.5% for the same quarter in the prior year.

Financial Results for the Six Months Ended July 31, 2004

Revenues. Total revenues for the first six months of fiscal 2004 increased $17.1 million, or 7.4%, to $249.3 million compared to $232.2 million for the same period in the prior year, resulting principally from an increase of 6.0% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Six Months Ended July 31,
	2004		2003		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenue	of Total	Dollar	Percent
Merchandise revenue	$198,498	79.6%	$181,003	77.9%	$17,495	9.7%
Rental revenue	50,851	20.4%	51,231	22.1%	(380)	-0.7%

Total revenues	$249,349	100.0%	$232,234	100.0%	$17,115	7.4%

Comparable-store revenues:
Total	6.0%
Merchandise	8.7%
Rental	-2.9%

The higher merchandise Comps were primarily the result of increases in the following categories:

	Six Months Ended July 31,
	2004	2003
Video for sale	25.4%	18.5%
Video games	8.0%	77.9%
Music	5.4%	-13.0%
Books	3.1%	-1.9%

Gross Profit. For the current six months, total gross profit dollars increased approximately $9.3 million, or 11.8%, to $88.3 million from $79.0 million for the same period last year, primarily as a result of higher revenues and increases in merchandise margin rates. As a percentage of total revenues, gross profit increased to 35.4% for the six months ended July 31, 2004 compared to 34.0% for the same period in the prior year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $4.8 million to $83.6 million for the current six month period compared to $78.8 million for the same period in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A decreased to 33.5% for the six months ended July 31, 2004 compared to 33.9% for the six months ended July 31, 2003.

Stock Repurchase

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. During the second quarter of fiscal year 2004, we purchased a total of 34,500 shares at a cost of approximately $261,000, or $7.58 per share. As of July 2004, a total of 860,423 shares had been purchased under the program at a cost of approximately $4.225 million, for an average cost of $4.91 per share.

Fiscal Year 2004 Guidance

“Although our net income for the second quarter was below our internal forecast, we are maintaining our guidance of $0.80 to $0.85 per share on a pre-tax income basis and $0.50 to $0.53 per share on a diluted net income basis,” said Dan Crow, Vice President of Finance and Chief Financial Officer. “As previously mentioned in this release we incurred unplanned costs associated with implementing our new warehouse system and we also incurred unplanned costs incurred with hiring of our new Vice President of Human Resources and our new Vice President of Marketing. The improvements in our merchandise margins should continue through the remainder of the year and offset estimated declines in rental video revenues along with our second quarter shortfall in net income.”

Store Activity

Since May 24, 2004, which is the date of our last earnings release, we opened one new superstore:

		Selling Square
Community	Population	Footage	Date Opened
Richland, WA	39,000	22,800	7/5/2004

     Since February 1, 2004, the beginning of our current fiscal year, we have had additional superstore activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Spokane, WA	Relocation	196,000	23,300	2/20/2004
Benton, AR	Relocation	22,000	23,000	2/27/2004
Joplin, MO	Remodel	46,000	25,800	3/20/2004
Flagstaff, AZ	Remodel	53,000	22,400	4/13/2004
Great Falls, MT	Relocation	57,000	22,600	4/23/2004
St. Joseph, MO	Remodel	74,000	23,500	6/30/2004
Hutchinson, KS	Expansion	41,000	23,000	7/1/2004
Roswell, NM	Relocation	45,000	21,000	7/9/2004

     All of our new, remodeled, relocated and expanded stores are built with Hastings’ 3-Across store format that enables us to merchandise more product, provide better customer service, satisfy a more diverse customer base and promote more logical product adjacencies for improved customer traffic flow.

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2004, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 151 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets in 20 states, primarily in the Western and Midwestern United States.

Hastings also operates an e-commerce Internet Web site that makes available to our customers new and used entertainment products, and unique, contemporary gifts. The Investor Relations and Corporate Governance sections of our Web site contain corporate, board of director and management information, press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2004	2003	2004
	(unaudited)	(unaudited)
Assets
Current assets
Cash	$5,911	$3,637	$7,124
Merchandise inventory	150,087	139,871	138,552
Income tax receivable	195	553	511
Deferred income taxes, current	2,018	—	1,779
Prepaid expenses and other current assets	7,632	5,830	6,585

Total current assets	165,843	149,891	154,551
Property and equipment, net	79,396	77,188	79,633
Deferred income taxes, net of valuation allowance at July 31, 2003	1,111	1,016	1,246
Intangible assets, net	586	674	630
Other assets	16	188	188

Total assets	$246,952	$228,957	$236,248

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$191	$206	$221
Trade accounts payable	73,058	67,817	82,072
Accrued expenses and other current liabilities	33,464	30,238	34,308

Total current liabilities	106,713	98,261	116,601
Long-term debt, excluding current maturities	48,292	49,060	29,623
Other liabilities	2,598	3,501	3,031
Commitments and contingencies	—	—	—
Shareholders’ equity:
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,409	36,708	36,598
Retained earnings	55,321	44,378	53,009
Treasury stock, at cost	(2,500)	(3,070)	(2,733)

Total shareholders’ equity	89,349	78,135	86,993

Total liabilities and shareholders’ equity	$246,952	$228,957	$236,248

Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Merchandise revenue	$97,396	$89,547	$198,498	$181,003
Rental revenue	25,016	25,850	50,851	51,231

Total revenues	122,412	115,397	249,349	232,234
Merchandise cost of revenue	69,427	65,774	141,323	134,255
Rental cost of revenue	9,238	9,137	19,768	19,040

Total cost of revenues	78,665	74,911	161,091	153,295

Gross profit	43,747	40,486	88,258	78,939
Selling, general and administrative expenses	42,419	39,789	83,590	78,765
Pre-opening expenses	240	68	334	181

Operating income (loss)	1,088	629	4,334	(7)
Other income (expense):
Interest expense	(449)	(542)	(814)	(1,032)
Other, net	68	101	176	159

Income (loss) before income taxes	707	188	3,696	(880)
Income tax expense	216	—	1,384	—

Net income (loss)	$491	$188	$2,312	$(880)

Basic income (loss) per share	$0.04	$0.02	$0.20	$(0.08)

Diluted income (loss) per share	$0.04	$0.02	$0.19	$(0.08)

Weighted-average common shares outstanding:
Basic	11,413	11,303	11,389	11,320
Dilutive effect of stock options	644	101	529	—

Diluted	12,057	11,404	11,918	11,320

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	$491	$188	$2,312	$(880)
Adjustments to reconcile net income (loss) to net cash provided by operations
Rental asset depreciation	5,127	4,234	10,992	9,536
Property, equipment and improvement depreciation	5,026	4,733	9,871	9,269
Amortization expense	22	22	44	43
Loss on rental assets, lost, stolen and defective	1,191	1,052	2,444	2,271
Loss on disposal of other assets	282	341	469	640
Deferred income taxes	(1,272)	—	(104)	—
Non-cash compensation	60	80	60	90
Changes in operating assets and liabilities:
Merchandise inventory	(3,607)	(1,147)	(7,795)	10,780
Prepaid expenses and other current assets	(869)	278	(1,047)	139
Trade accounts payable	(3,842)	(146)	(9,014)	(7,895)
Accrued expenses and other liabilities	2,902	(782)	(2,150)	(2,305)
Income taxes payable	1,332	—	1,306	—
Income taxes receivable	—	(29)	316	(46)
Other assets and liabilities, net	(441)	(167)	(261)	102

Net cash provided by operations	6,402	8,657	7,443	21,744

Cash flows from investing activities:
Purchases of rental assets	(6,952)	(7,435)	(15,303)	(13,791)
Purchases of property and equipment	(7,734)	(5,241)	(11,976)	(11,085)

Net cash used in investing activities	(14,686)	(12,676)	(27,279)	(24,876)

Cash flows from financing activities:
Borrowings under revolving credit facility	135,305	122,338	279,401	240,560
Repayments under revolving credit facility	(125,448)	(117,300)	(260,657)	(237,915)
Payments under capital lease obligations	(55)	(45)	(105)	(91)
Purchase of treasury stock	(261)	(235)	(452)	(235)
Proceeds from exercise of stock options	357	3	436	3

Net cash provided by financing activities	9,898	4,761	18,623	2,322

Net increase (decrease) in cash	1,614	742	(1,213)	(810)
Cash at beginning of period	4,297	2,895	7,124	4,447

Cash at end of period	$5,911	$3,637	$5,911	$3,637

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,	January 31,
	2004	2003	2004
Merchandise inventories, net	$150,087	$139,871	$138,552
Inventory turns, trailing 12 months (B)	1.92	1.83	1.90
Long-term debt	$48,292	$49,060	$29,623
Long-term debt to total capitalization (C)	35.1%	38.6%	25.4%
Book value (D)	$89,349	$78,135	$86,993
Book value per share (E)	$7.50	$6.90	$7.58

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
EBITDA (F)	$11,331	$9,719	$25,417	$19,000
Adjusted EBITDA (F)	$4,379	$2,284	$10,114	$5,209
Comparable-store revenues (G):
Total	4.0%	-0.3%	6.0%	0.8%
Merchandise	6.8%	-1.5%	8.7%	-0.8%
Rental	-5.5%	4.0%	-2.9%	6.7%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the twelve months ended July 31, 2004 divided by average merchandise inventory for the twelve months ended July 31, 2004.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Net income (loss)	$491	$188	$2,312	$(880)
Interest expense	449	542	814	1,032
Income tax expense	216	—	1,384	—
Rental depreciation expense	5,127	4,234	10,992	9,536
Property, equipment & improvement depreciation	5,026	4,733	9,871	9,269
Amortization expense	22	22	44	43

EBITDA	$11,331	$9,719	$25,417	$19,000

The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003

Net income (loss)	$491	$188	$2,312	$(880)
Interest expense	449	542	814	1,032
Income tax expense	216	—	1,384	—
Rental depreciation expense	5,127	4,234	10,992	9,536
Property, equipment & improvement depreciation	5,026	4,733	9,871	9,269
Amortization expense	22	22	44	43
Purchase of rental assets	(6,952)	(7,435)	(15,303)	(13,791)

Adjusted EBITDA	$4,379	$2,284	$10,114	$5,209

     (G) Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

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